Exhibit 10.5.2
MARVELL TECHNOLOGY, INC.
AMENDED AND RESTATED SEVERANCE AGREEMENT

This Amended and Restated Severance Agreement (the “Agreement”) is made and entered into by and between Matthew Murphy (the “Employee”) and Marvell Technology, Inc. (the “Company” which includes all of its subsidiaries), effective as of June 24, 2026.
RECITALS
WHEREAS, the Employee and the Company are parties to that certain Severance Agreement originally entered into in connection with the Employee’s June 14, 2016 offer letter and most recently amended and restated as of May 26, 2023 (as so amended, the “Prior Agreement”);
WHEREAS, the Executive Compensation Committee of the Board of Directors of the Company approved on June 24, 2026 certain amendments to the Prior Agreement, including (i) converting the term of the Prior Agreement from a fixed term to an indefinite term that remains in effect during the Employee’s employment with the Company, and (ii) extending the COBRA premium reimbursement period from twelve (12) months to twenty-four (24) months; and
WHEREAS, the parties wish to amend and restate the Prior Agreement in its entirety on the terms set forth in this Agreement, and this Agreement shall supersede and replace the Prior Agreement in its entirety as of the Effective Date specified below.
The Company believes that it is imperative to provide the Employee with certain severance benefits upon certain terminations of employment. These benefits will provide the Employee with enhanced financial security and incentive and encouragement to remain with the Company.
Certain capitalized terms used in the Agreement are defined below.
AGREEMENT
NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto agree as follows:
1.Term of Agreement. This Agreement shall become effective as of June 24, 2026 (the “Effective Date”) and shall remain in effect for so long as the Employee is employed by the Company. Upon termination of the Employee’s employment with the Company, this Agreement shall terminate, except that any rights and obligations that have accrued as of the date of termination, and any provisions that by their terms are intended to survive termination (including Section 3 (Severance Benefits), Section 3(f) (Section 409A), and the general provisions of Section 6 (Miscellaneous)), shall survive in accordance with their terms.
2.At-Will Employment. The Company and the Employee acknowledge that the Employee’s employment is and shall continue to be at-will, as defined under applicable law, except as may otherwise be specifically provided by applicable law or under the terms of any written formal employment agreement or offer letter between the Company and the Employee (an “Employment Agreement”). This Agreement does not constitute an agreement to employ Employee for any specific time.
3.Severance Benefits.
(a)In the event the Employee is terminated involuntarily by Company without Cause, as defined below, or as a result of the Employee resigning for Good Reason, as defined below, and provided the Employee executes and does not revoke a full release of claims with the Company (in a form satisfactory to the Company) (the “Release”), the Employee will be entitled to receive the severance benefits set out in Section 3(b). “Cause” is defined as: (A) an act of material dishonesty in connection with your job responsibilities; (B) conviction of, or plea of nolo contendere to, a felony or any crime involving fraud, embezzlement or moral turpitude; (C) gross misconduct; (D) willful unauthorized use or disclosure of any proprietary information or trade secrets of the Company; (E) willful breach of any obligations under any written agreement with the Company that is not cured within 10 days after your receipt of written notice from the Company specifying the breach; (F) willful refusal to cooperate in good faith with a governmental or internal investigation of the Company or their directors, officers or employees, if the Company has requested your cooperation; or (G) willful failure to substantially perform your duties with the Company (other than as a result of incapacity due to physical or mental illness); provided that the action or conduct described in this clause (G) will constitute “Cause” only if such failure continues after the Company’s Board of Directors, Independent Chair of the Board, or Lead Independent Director has provided you with a written demand for substantial performance setting forth in detail the specific respects in which the Company believes you have willfully failed to substantially perform your duties thereof and you have been provided a reasonable opportunity (to be not less than 20 days) to cure the same. “Good Reason” is defined as the occurrence of any of the following conditions without the Employee’s consent: (X) a change in the Employee’s position within the Company (or a parent or subsidiary employing the Employee) that materially reduces the Employee’s level of duties, authority or responsibilities; provided, however, that if there is a change in the Employee’s role after which the Employee does not have the role as chief executive officer with respect to a parent entity whose stock is publicly-traded, then such a change shall affirmatively constitute Good Reason; (Y) a reduction of 10% or greater in the Employee’s level of annual base salary or incentive compensation eligibility; or (Z) the Company requires the Employee to relocate the principal place of performance of the Employee’s duties to a location (i) more than 30 miles from the Employee’s principal place of performance and (ii) the relocation results in a greater commute by the Employee.
The Employee’s resignation will not constitute a resignation for “Good Reason” unless the Employee first provides the Company with written notice of the acts or omissions constituting the grounds for “Good Reason” within 90 days of the initial existence of the grounds for “Good Reason” and provides the Company with 30 days following the date of such notice to cure the condition constituting “Good Reason.”
(b)Benefits Provided. The Company shall provide the following payments and benefits to the Employee upon termination of employment in accordance with Section 3(a):
(i)A cash payment in a lump sum (less any withholding taxes) equal to 24 months of base salary (as in effect immediately prior to the termination);
(ii)A cash payment in a lump sum (less any withholding taxes) equal to the Employee’s annual target incentive bonus (as in effect immediately prior to the termination) which is currently 200% of 12 months of base salary;

Murphy severance agmt June 24, 2026

(iii)If the Employee, and any spouse and/or dependents of the Employee (“Family Members”) has coverage on the date of the Employee’s employment termination under a group health plan sponsored by the Company, the Company will reimburse the Employee the total applicable premium cost for continued group health plan coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) for a period of twenty-four (24) months following the Employee’s employment termination, provided that the Employee validly elects and is eligible to continue coverage under COBRA for the Employee and his Family Members. However, if the Company determines in its sole discretion that it cannot provide the COBRA reimbursement benefits without potentially violating applicable laws (including, without limitation, Section 2716 of the Public Health Service Act and the Employee Retirement Income Security Act of 1974, as amended), the Company will in lieu thereof provide to the Employee a monthly payment in an amount equal to the monthly COBRA premium (on an after-tax basis) that the Employee would be required to pay to continue the group health coverage in effect on the date of the Employee’s termination of employment (which amount will be based on the premium for the first month of COBRA coverage) for such twenty-four (24) month period, which payments will be made regardless of whether the Employee elects COBRA continuation coverage; and
(iv)    Notwithstanding anything to the contrary in any plan, agreement, or arrangement governing an Equity Award, (a) for each Equity Award subject only to time-based vesting, the vesting will be accelerated as if Employee had remained employed through the date 18 months following the termination of employment date, (b) for each Equity Award subject to performance-based vesting to the extent performance measurement has been completed and shares based on that performance will vest thereafter solely based on time, the vesting will be accelerated as if Employee had remained employed through the date 18 months following the termination of employment date, (c) for each Equity Award subject to performance-based vesting to the extent the performance measurement has not been completed, then the vesting of shares subject to each Equity Award will be accelerated by multiplying the number of shares at Target by the Pro Rata Acceleration Fraction (as defined below), and (d) for each Equity Award subject to performance-based vesting to the extent one but not all of the performance measurement components have been completed (for example, the Earnings Per Share performance multiplier component in the April 2024 annual focal grant has been completed but the Total Shareholder Return performance component has not been completed), then the vesting of shares subject to each such Equity Award will be accelerated by (i) multiplying the number of shares at Target by the Pro Rata Acceleration Fraction (as defined below) the result of which is then multiplied by the completed performance measurement. Except as provided above, there shall be no acceleration with respect to that portion of any Equity Awards based on performance where the performance measurement has not been achieved. For purposes of this Agreement “Equity Award” means any equity awards covering shares of the Company’s common stock, including stock options, restricted stock, restricted stock units, stock appreciation rights, performance units, performance shares and/or any other equity-based awards. An illustrative example of the foregoing is provided in Exhibit A. For the avoidance of doubt, the foregoing provisions shall not apply to the stock-price based performance award granted to the Employee on April 15, 2023, which grant and corresponding agreement contain its own separate and specific change of control severance and death and disability provisions which govern that specific performance award.
(A)The Pro Rata Acceleration Fraction means the fraction in which the numerator is the number of days elapsed starting on the date of grant of the Equity Award until termination of employment in accordance with Section 3(a) divided by the total number of days in the performance measurement period (provided, however, in the event there are 2 performance

Murphy severance agmt June 24, 2026

measurement periods for a particular Equity Award, then the longest period is used for purposes of the Pro Rata Acceleration Fraction).
(c)Release Effectiveness. The receipt of any severance pursuant to Section 3(b) will be subject to Employee signing and not revoking the Release and further subject to the Release becoming effective within sixty (60) days following Employee’s termination of employment (the “Release Deadline Date”).
(d)Timing of Severance Payments. Any cash severance payment to which Employee is entitled shall be paid by the Company to Employee in a single lump sum in cash on the first Company payroll after the Release Deadline Date, subject to any delay required by Section 3(f).
(e)Change of Control Benefits. In the event the Employee receives severance and other benefits pursuant to a change in control agreement that are greater than or equal to the amounts payable hereunder, then the Employee shall not be entitled to receive severance or any other benefits under this Agreement.
(f)Section 409A.
(i)Notwithstanding anything to the contrary in this Agreement, if Employee is a “specified employee” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the final regulations and any guidance promulgated thereunder (“Section 409A”) at the time of Employee’s termination (other than due to death) or resignation, then the severance payable to Employee, if any, pursuant to this Agreement, when considered together with any other severance payments or separation benefits that are considered deferred compensation under Section 409A (together, the “Deferred Compensation Separation Benefits”) that are payable within the first six (6) months following Employee’s termination of employment, will become payable on or within ten days following the first payroll date that occurs on or after the date six (6) months and one (1) day following the date of Employee’s termination of employment. All subsequent Deferred Compensation Separation Benefits, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if Employee dies following his termination but prior to the six (6) month anniversary of his termination, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of Employee’s death and all other Deferred Compensation Separation Benefits will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment and benefit payable under this Agreement is intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.
(ii)Any amount paid under this Agreement that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations shall not constitute Deferred Compensation Separation Benefits for purposes of clause (i) above.
(iii)Any amount paid under this Agreement that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations that do not exceed the Section 409A Limit shall not constitute Deferred Compensation Separation Benefits for purposes of clause (i) above. “Section 409A Limit” will mean the lesser of two (2) times: (i) Employee’s annualized compensation based upon the annual rate of pay paid to Employee during the Employee’s taxable year preceding the Employee’s taxable year of Employee’s termination of employment as determined under, and with such adjustments as are set forth in, Treasury Regulation 1.409A-1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which Employee’s employment is terminated.

Murphy severance agmt June 24, 2026

(iv)The foregoing provisions are intended to comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. The Company and Employee agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Employee under Section 409A.
4.Successors.
(a)The Company’s Successors. Any successor to the Company (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets shall assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business and/or assets which executes and delivers the assumption agreement described in this Section 4(a) or which becomes bound by the terms of this Agreement by operation of law. The term “Company” shall also include any direct or indirect subsidiary that is majority owned by the Company.
(b)The Employee’s Successors. The terms of this Agreement and all rights of the Employee hereunder shall inure to the benefit of, and be enforceable by, the Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.
5.Notice. All notices and other communications required or permitted hereunder shall be in writing, shall be effective when given, and shall in any event be deemed to be given upon receipt or, if earlier, (a) five (5) days after deposit with the U.S. Postal Service or other applicable postal service, if delivered by first class mail, postage prepaid, (b) upon delivery, if delivered by hand, (c) one (1) business day after the business day of deposit with Federal Express or similar overnight courier, freight prepaid or (d) one (1) business day after the business day of facsimile or e-mail transmission, if delivered by facsimile transmission or e-mail with a copy by first class mail, postage prepaid, and shall be addressed (i) if to Employee, at his or her last known residential address and (ii) if to the Company, at the address of its principal corporate office (attention: Secretary), with a copy to 5488 Marvell Lane, Santa Clara, CA 95054 or in any such case at such other address as a party may designate by ten (10) days’ advance written notice to the other party pursuant to the provisions above.
6.Miscellaneous Provisions.
(a)No Duty to Mitigate. The Employee shall not be required to mitigate the amount of any payment contemplated by this Agreement, nor shall any such payment be reduced, except as provided above in Section 3(e), by any earnings that the Employee may receive from any other source.
(b)Waiver. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Employee and by an authorized officer of the Company (other than the Employee). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.
(c)Headings. All captions and section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.

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(d)Entire Agreement. Subject to Section 3(e) above, this Agreement, together with the Employee’s offer letter dated June 14, 2016 (as modified by any subsequent agreement between the Employee and the Company, other than the Prior Agreement which is hereby superseded), constitutes the entire agreement between the Employee and the Company regarding the subject matter hereof and supersedes and replaces the Prior Agreement in its entirety.
(e)Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California. The Superior Court of Santa Clara County and/or the United States District Court for the Northern District of California shall have exclusive jurisdiction and venue over all controversies in connection with this Agreement.
(f)Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.
(g)Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable income and employment taxes.
(h)Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.
IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year set forth below.

COMPANY    MARVELL TECHNOLOGY, INC.

By:    /s/ Mark Casper
Name: Mark Casper
Title:    EVP, Chief Legal Officer
Date:    August 12, 2026

EMPLOYEE
/s/ Matthew Murphy

Name:     Matthew Murphy

Date:    August 12, 2026

Murphy severance agmt June 24, 2026

Exhibit A
Illustrative Examples

Time Based Vesting

No. of Shares granted	Grant Date	Vesting type	Vesting term	Employment Termination Date	No. of shares vested as of Termination date	No. of additional shares to be vested (18 months)	Total Vested
100,000	April 15, 2026	quarterly	3 years from grant date	April 15, 2027	33,333	50,000	83,333

Performance Based Vesting – TSR with EPS multiplier (Neither Performance Measure Achieved)

    No. of Shares granted at Target: 200,000
    Grant Date: April 15, 2026
    Employment Termination Date: April 15, 2027
    Number of shares vested as a Termination Date: 0

Award Component	Performance multiplier achieved	Performance Measurement Start Date	Performance Measurement End Date	Number of additional shares to be vested based on Pro Rata Acceleration Fraction
EPS	100% (at target)	April 15, 2026	January 29, 2028	-
TSR	100% (at target)	April 15, 2026	April 5, 2029	-
Total	100%*100%=100% 200,000 shares			67,281 (200,000 shares * 365 days/1085 days)

Murphy severance agmt June 24, 2026

Performance Based Vesting – TSR with EPS multiplier completed at 150% at year 2

    No. of Shares granted at Target: 200,000
    Grant Date: April 15, 2026
    Employment Termination Date: April 15, 2028
    Number of shares vested as a Termination Date: 0

Award Component	Performance multiplier achieved	Performance Measurement Start Date	Performance Measurement End Date	Pro-Rata Acceleration Fraction	Total Shares to Vest
EPS	150%	April 15, 2026	January 29, 2028	-	-
TSR	100% (at target)	April 15, 2026	April 5, 2029	-	-
Total	-	-	-	(730 days/1085 day) = .672811	200,000 *(.672811 * 150%) = 201,843

Murphy severance agmt June 24, 2026